Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

The New York Times Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.10 per share	Rules 457(c) and 457(h)	8,000,000	$33.23	$265,840,000	0.00011020	$29,296

Total Offering Amount					$265,840,000		$29,296

Total Fee Offsets							N/A

Net Fee Due							$29,296

(1)

The shares of Class A Common Stock, par value $0.10 per share (the “Class A Common Stock”), of The New York Times Company being registered related to awards to be undertaken in the future, with such terms and vesting conditions, as applicable, to be determined in accordance with the provisions of The New York Times Company 2023 Employee Stock Purchase Plan (the “Plan”).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Class A Common Stock.

(3)

Calculated pursuant to Rules 457(c) and 457(h) of the Securities Act, solely for the purpose of calculating the registration fee. The registration fee is calculated based on a price of $39.09 per share, which is the average of the high and low sales prices of the Class A Common Stock, as reported on the New York Stock Exchange on May 4, 2023, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Plan.